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             CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated September 18, 2007, related to the financial statements and financial highlights which appears in the July 31, 2007 Annual Report to Shareholders of each of the ten funds constituting AIM Investment Securities Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Person to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 12, 2007